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                                                                  Exhibit 99.1



FOR IMMEDIATE RELEASE

         MEDIA CONTACT:                                      INVESTOR CONTACT:
         Thomas Dingledy                                     Dianne McCormick
         216/425-9811 x6145                                  216/425-9811 x1900

                            Joele Frank / Dan Katcher
                            Abernathy MacGregor Group
                                  212/371-5999

                        REVCO ANNOUNCES OFFER TO ACQUIRE
                          BIG B FOR $15 PER BIG B SHARE

   TWINSBURG, OHIO (SEPTEMBER 9, 1996) -- Revco D.S., Inc. [NYSE: RXR] today announced that it is commencing a cash tender offer for all of the outstanding shares of Big B, Inc. [NASDAQ: BIGB] at a price of $15 per share. This represents a premium of 53% over the $9.81 average closing price of Big B stock for the 90-calendar day period ended Friday, September 6, 1996. Following the completion of the tender offer, Revco intends to consummate a merger in which all remaining Big B shareholders will also receive the same cash price paid in the tender offer. Big B has approximately 22.0 million shares on a fully diluted basis, giving the transaction a total equity value of approximately $330 million.

Revco currently owns 1,190,000 shares of Big B common stock, representing approximately 5.4% of Big B's shares on a fully diluted basis. The transaction is anticipated to be accretive to Revco's earnings per share in the first year of the combination.

D. Dwayne Hoven, President and Chief Executive Officer of Revco, said "This is truly a win-win opportunity for Revco and Big B shareholders, employees and customers. With Revco's financial resources, technological expertise and marketing and sales capability, we can together grow our combined company's customer base and increase our sales potential. Among other efficiencies, this combination will allow the combined company to spread costs over a larger base of stores. This will assist us in meeting the increasing customer demand for lower pharmacy prices. We hope that the Board of Directors of Big B will recognize the significant benefits to Big B and its shareholders."

The tender offer is not contingent on Revco obtaining financing. Revco intends to finance the tender offer through a combination of cash on hand and bank borrowings. The tender offer is conditioned upon the acquisition of a majority of Big B's shares